Exhibit 3(iv)

AMENDED AND RESTATED BYLAWS

OF

MINN-DAK FARMERS COOPERATIVE

We, the undersigned, together constituting and being all of the shareholders , directors and incorporators of Minn-Dak Farmers Cooperative, a cooperative nonprofit corporation, do hereby adopt the following code of bylaws as and for the bylaws of said cooperative.

ARTICLE I

PURPOSE

The purposes for which this cooperative is formed are set forth in the Third Article of the Articles of Incorporation of the Cooperative.

ARTICLE II

COOPERATIVE’S SEAL

The cooperative’s seal shall consist of a circle, having within its circumference the words, “Minn-Dak Farmers Cooperative, August 30, 1972, North Dakota”.

ARTICLE III

MEETINGS OF SHAREHOLDERS

Section 1. REGULAR MEETINGS. A regular annual meeting of the shareholders shall be held at a place to be designated by the Board of Directors within 75 miles of Wahpeton, North Dakota, and Breckenridge, Minnesota, at a time and on a day to be designated by the Board of Directors, within five months after the end of the fiscal year, for the purpose of electing a board of directors and transacting such other business as may come before the meeting.

Section 2. NOTICE OF REGULAR MEETINGS. Notice of each regular meeting of the shareholders shall be given. Such notice must state the time and place of the meeting, and that the purposes thereof are the election of a board of directors and the transaction of such other business as may come before the meeting, and a copy thereof shall be mailed to each shareholder of the cooperative; such notices shall be deposited in the post office at Wahpeton, North Dakota, with postage prepaid, not less than 10 nor more than 30 days prior to the time for holding such meeting.

Section 3. SPECIAL MEETINGS. Except where otherwise prescribed by law or elsewhere in these bylaws, a special meeting of the shareholders may be called at any time by the chairman, or by the board of directors, or by 20 percent of the shareholders.

Section 4. NOTICE OF SPECIAL MEETINGS. Notice of each special meeting of the shareholders shall be given. Such notice must state the time and place of the meeting, and the business to be transacted at the meeting; a copy thereof shall be mailed to each shareholder of the cooperative ; such notice shall be deposited in the post office at Wahpeton, North Dakota, with postage prepaid, at least five days prior to the time for holding such meeting.

Section 5. QUORUM. Fifty shareholders or 15 percent of the shareholders, whichever is less, shall constitute a quorum at any meeting but the shareholders present at a duly organized meeting may continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If a meeting cannot be organized because a quorum has not attended, those present may adjourn the meeting to such time and place as they may determine.

ARTICLE IV

BOARD OF DIRECTORS

Section 1. NUMBER. The corporate powers, business and property of the cooperative shall be exercised, conducted and controlled by a board of directors of nine shareholders.

Section 2. ELECTION, QUALIFICATION, AND TENURE. Three directors shall be elected annually at the regular meeting of the shareholders of the cooperative, with the rotations of Districts 4, 5 and 7 - starting in 1993; Districts 1, 6 and 8 - starting in 1994; and Districts 2, 3 and 9 - starting in 1995. No person shall be eligible to become or remain a director of, or to hold any other position of trust in the cooperative, who is not at least 18 years of age or is in any way employed by or financially interested in a competing enterprise. No director shall serve more than five consecutive three-year terms. One director shall be elected from the shareholders in each of the nine districts. The election of directors shall be by shareholders of the district. Directors shall be elected by secret ballot. No director shall be elected from a district without receiving a majority of the votes cast in that district. In the event no candidate receives a majority of the votes cast on the first ballot, runoff ballots will be conducted with the candidate receiving the fewest number of votes being dropped from the balloting. Successive runoff ballots will be conducted until one candidate receives a majority of the votes cast at which time the candidate will be declared elected. For the purpose of this section, a majority shall be defined as a simple majority. District No. 1 shall consist of the following: The area served by the Tyler Piler; District No. 2 shall consist of the following: All the area in Richland County served by the Factory Piler; District No. 3 shall consist of the following: The area served by the Gorder Piler; District No. 4 shall consist of the following: All the area in Wilkin County served by the Factory Piler; District No. 5 shall consist of the following: The area served by the Hawes Piler; District No. 6 shall consist of the following: The area served by the Yaggie Piler; District No. 7 shall consist of the following: The area served by the Lehman Piler; District No. 8 shall consist of the following: The area served by the Lyngaas Piler; District No. 9 shall consist of the following: The area served by the Peet Piler. No person shall be eligible to become or remain a director who is not a shareholder of the district from which the director is elected, and meets the qualifications as a shareholder under these Bylaws of the Cooperative. Upon establishment of the fact that a nominee for director lacks eligibility under this section or as may be provided elsewhere in these bylaws, it shall be the duty of the chairperson presiding at the meeting at which such nominee would otherwise be voted upon to disqualify such nominee. Upon the establishment of the fact that any person being considered for or already holding, a directorship or other position of trust in the cooperative lacks eligibility under this section, it shall be the duty of the board of directors to withhold such position from such person, or to cause such person to be removed therefrom, as the case may be. Nothing in this section shall, or shall be construed to affect in any manner, whatsoever, the validity of any action taken at any meeting of the board of directors.

Section 3. VACANCIES. Director vacancies in the board of directors shall be filled by the other board of directors in office; and such persons shall hold office until the election of their successor by the shareholders of the district where the vacancy occurred.

Any director who ceases to be a shareholder or who violates any contract with this cooperative in any particular way shall cease to be a member of the board as soon as majority of the board of directors pass a resolution to such effect. The vacancy caused thereby shall be filled by the directors.

Any shareholder may bring charges against an officer or director by filing them in writing with the secretary of the cooperative, together with a petition signed by ten percent of the shareholders, request the removal of the officer or director in question. The removal shall be voted upon at the next regular or special meeting of the cooperative, and, by a vote of a majority of the shareholders, the cooperative may remove the officer or director and fill the vacancy. The director or officer against whom such charges have been brought, shall be informed in writing of the charges previous to the meeting and shall have an opportunity at the meeting to be heard in person or by counsel and to present witnesses; and the shareholder or shareholders bringing the charges shall have the same opportunity.

Section 4. FIRST MEETING OF DIRECTORS. Within 24 hours after each election of directors, the newly elected directors shall hold a special, reorganizational meeting to elect a chairperson, a vice chairperson, a secretary and a treasurer, and any or all other officers, agents or employees of the cooperative .

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Section 5. REGULAR MEETINGS. In addition to the special meetings mentioned, a regular meeting of the board of directors shall be held at the offices of the cooperative or at such time and place as the board may direct, but at least once a month.

Section 6. SPECIAL MEETINGS. A special meeting of the board of directors shall be held whenever called by the chairperson or by a majority of the directors. Any and all business may be transacted at a special meeting. Each call for a special meeting shall be in writing, and shall state the time and place of such meeting.

Section 7. NOTICE OF REGULAR OR SPECIAL MEETINGS. Notice of regular or special meetings of the directors shall be mailed to each director at least three days prior to the time set for the meeting. Provided, however, that one day, but not less than 24 hours notice, shall be sufficient if notice is given by telephone or in person to the directors.

Section 8. QUORUM. Seven directors shall constitute a quorum of the board at all meetings and the affirmative vote of at least a majority of the directors present and voting shall be necessary to pass any resolution or authorize any corporate act.

Section 9. COMPENSATION. Directors shall receive no stated salary for their services as directors, but shall receive such sum per meeting as is determined by the board to be reasonable compensation based on the type and length of meeting attended. Any sum so determined to apply to an upcoming year may be reviewed by the shareholders of the cooperative at an annual meeting of the shareholders upon proper motion. A director shall be allowed reasonable expenses while engaged in the business of the cooperative, to be audited, allowed, and paid as other claims against the cooperative.

Section 10. ELECTRONIC COMMUNICATIONS. A meeting of the board of directors may be conducted by:

(a.)	A conference among directors using any means of communication through which the directors may simultaneously hear each other during the conference constitutes a meeting of the board of directors, if the same notice is given of the conference as would be required by Article IV, Section 7 for a meeting, and if the number of directors participating in the conference would be sufficient to constitute a quorum at a meeting. Participation in meeting by that means constitutes presence in person at the meeting; or

(b.)	Any means of communication through which the director, other directors so participating, and all directors physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by that means constitutes presence in person at the meeting; or

(c.)	A conference among directors using any means of communication through which the directors may read the same simultaneously transmitted materials during the conference and respond simultaneously to all participants constitutes a meeting of the board of directors, if the same notice is given of the conference as would be required by Article IV, Section 7 for a meeting, and if the number of directors participating in the conference would be sufficient to constitute a quorum at a meeting. Participation in meeting by that means constitutes presence in person at the meeting.

Section 11. ACTIONS TAKEN WITHOUT A MEETING. An action required or permitted to be taken at a board meeting may be taken by written action signed by all of the directors. Any action, other than an action requiring shareholder approval, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the written action, signed by all of the directors at a meeting of the board at which all directors were present.

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ARTICLE V

POWERS OF DIRECTORS

The directors shall have the power:

1.	To call a special meeting of the shareholders when they deem it necessary; and they shall call a meeting at any time upon the written request of one-fifth (1/5) of the shareholders.

2.	To appoint and remove, at pleasure, all officers, agents and employees of the cooperative, prescribe their duties, fix their compensation and require from them, if advisable, security for faithful service.

3.	To select one or more banks to act as depository of the funds of the cooperative and determine the manner of receiving, depositing and disbursing the funds and the form of checks and the person or persons by whom shall be signed, with power to change such banks and the person or persons signing said checks and the form thereof at will.

4.	To conduct, manage and control the affairs and business of the cooperative and to make rules and regulations for the guidance of the officers and management of its affairs.

5.	To make and enter into agreements with processors, brokers, or others for the sale or consignment of sugar or other products grown by patrons of the cooperative; to make and enter into agreements with any processors, brokers, or others for the packaging of sugar or other products grown by the patrons of the cooperative for the sale of sugar or other products grown by the patrons of the cooperative.

6.	To carry out the crop contracts of the cooperative and shareholders in every way advantageous to the cooperative, representing the shareholders collectively.

7.	To settle, in the name of its shareholders, any claims for damages which may occur to the products in transit.

ARTICLE VI

DUTIES OF DIRECTORS

It shall be the duty of the board of directors:

1.	To keep a complete record of all its acts and of the proceedings of its meetings, and to present a full statement at the regular meetings of the shareholders, showing in detail the condition of the affairs of the cooperative.

2.	To supervise all officers, agents and employees, and see that their duties are properly performed, and to cause to be issued appropriate stock certificates.

3.	To install such a system of bookkeeping and auditing that each shareholder may know and be advised from time to time fully concerning the receipts and disbursements of the cooperative.

ARTICLE VII

OFFICERS

The officers of the cooperative shall be a chairperson, vice chairperson, secretary and treasurer who shall be elected from the board of directors, together with a president, one or more vice presidents, and any other administrative officers who need not be directors or shareholders, which the board of directors may see fit in its discretion to provide for by resolution entered upon its minutes.

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ARTICLE VIII

THE CHAIRPERSON

If at any time the chairperson shall be unable to act, the vice chairperson shall take the chairperson’s place and perform the chairperson’s duties; and if the vice chairperson shall be unable to act, the board shall appoint a director to do so. The chairperson or such vice chairperson or director:

1.	Shall preside over all meetings of the shareholders and directors.

2.	Shall sign, as chairperson, all stock certificates and all contracts and instruments which have been first approved by the board of directors, unless the signature of another officer or management representative is authorized by the board.

3.	Shall call the directors together whenever the chairperson deems it necessary, and shall have, subject to the advice of the directors, direction of the affairs of the cooperative and generally shall discharge such other duties as may be required of the chairperson by these bylaws or by the board.

ARTICLE IX

SECRETARY

It shall be the duty of the secretary:

1.	To keep record of the proceedings of the meetings of the board of directors and of the shareholders.

2.	To keep the corporate seal and the book of blank stock certificates and countersign all certificates issued and affix said corporate seal to all papers requiring a seal.

3.	To keep a proper shareholder book, showing the name of each shareholder of the cooperative, the number of the shareholder’s stock certificate, the date of issuance, surrender, cancellation, forfeiture or transfer.

4.	To execute and sign contracts, notes, papers and documents.

5.	To discharge such other duties as pertain to the secretary’s office or may be prescribed by the board of directors.

ARTICLE X

TREASURER

It shall be the duty of the treasurer:

1.	To receive and deposit all funds of the cooperative , to be paid out only on checks drawn as herein before provided, and account for all receipts, disbursements and balance on hand.

2.	To furnish a bond in such form and in such amount as to the board of directors may from time to time require.

3.	To discharge such other duties as pertain to the treasurer’s office or may be prescribed by the board of directors.

ARTICLE XI

EXECUTIVE OR ADVISORY COMMITTEE

The board of directors may appoint an executive or advisory committee from among its members, determine the number of its members and tenure of office and its powers and duties. The chairperson and vice chairperson shall be members of such executive or advisory committee.

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ARTICLE XII

AUDITING COMMITTEE

The board of directors may appoint an auditing committee from among its members; determine the number of its members and its tenure of office. The board may prescribe rules and regulations with reference to the manner and form in which claims shall be presented against the cooperative and the manner of auditing the same, and in lieu of such action by the board, the auditing committee may prescribe rules and regulations with reference to its meetings and procedure.

ARTICLE XIII

BOOKS AND PAPERS

The books and such papers as may be placed on file by vote of the shareholders or directors shall at all times in business hours be subject to the inspection of the board and of any shareholder of the cooperative , or shareholder’s representative, duly authorized in writing.

The board of directors shall cause to be sent to all the shareholders of this cooperative, not later than 120 days after the close of the fiscal or calendar year, an annual report of the operations of the cooperative. Such annual report shall include a balance sheet as of the closing date. Such financial statement shall be prepared in a form sanctioned by sound accounting practices and approved by a duly certified public accountant.

ARTICLE XIV

PROXIES

THIS ARTICLE HAS BEEN REPEALED.

ARTICLE XV

BORROWING MONEY

The cooperative shall have the power to borrow money in such amounts and upon such terms and conditions as may from time to time seem to the board of directors advisable or necessary, by a two-thirds (2/3) vote of all the directors.

ARTICLE XVI

STOCK CERTIFICATES

Section 1. COMMON STOCK. Each certificate of common stock shall have the following statement printed on its face: “The common stock of the cooperative may be purchased, owned, and/or held only by producers who shall patronize the cooperative in accordance with uniform terms and conditions prescribed thereby and only such persons shall be regarded as eligible shareholders of the cooperative. In the event the board of directors shall find following a hearing that any of the common stock has come into the hands of any person who is not an eligible shareholder , or that the holder thereof has ceased to be an eligible shareholder , or shall have failed to patronize this cooperative for a period of 12 consecutive calendar months, or shall have intentionally or repeatedly violated any bylaws or shall have breached any contract between the shareholder and this cooperative, or shall have willfully obstructed any purpose or proper activity of this cooperative, then in any such event, the board of directors shall in its discretion recall all common stock owned by such shareholder , and the cooperative shall refund to the shareholder the par value or book value of such stock, whichever is lesser, and such refund shall be made in cash. Each eligible holder of common stock shall be entitled to only one vote in any meeting of the shareholders, regardless of the number of shares of stock owned by the shareholder. This cooperative shall have a lien on all of its issued common stock for all indebtedness of the holders thereof to the cooperative. Such stock is also subject to all the other terms and conditions now or hereafter contained in the articles of incorporation or bylaws of this cooperative.”

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Section 2. PREFERRED STOCK. Each certificate of preferred stock of this cooperative shall have the following statement printed on its face:

“The preferred stock of this cooperative shall carry no voting rights and may be transferred only on the books of the cooperative; and may be redeemed in whole or in part on a pro rata basis at par at any time on 30 days’ notice by the cooperative, provided said stock is redeemed in the same order as originally issued by years, and on failure to deliver the certificate or certificates evidencing any such stock the cooperative may cancel the same on its books. Stock which has been redeemed may, in the discretion of the board of directors, be reissued or retired. All such preferred stock so redeemed shall be paid for in cash at the par value thereof. This cooperative shall have a lien on all of its issued preferred stock for all indebtedness of the holders thereof to the cooperative. Upon dissolution or distribution of the assets of the cooperative, the holders of all preferred stock shall be entitled to receive the par value of their stock, before any distribution is made on the common stock.”

“In the event that the board of directors of the cooperative shall find, following a hearing, that any of the preferred stock of this cooperative has come into the hands of any person who is not eligible for share ownership , or that the holder thereof has ceased to be an eligible shareholder , or that such holder has not, for a period of one year, marketed through the cooperative the products covered by a marketing agreement or agreements with it, or has not otherwise patronized the cooperative , such holder shall have no rights or privileges on account of such stock, or voice in the management or affairs of the cooperative other than the right to participate in accordance with law in case of dissolution. The cooperative shall have the right, at its option, (a) to purchase such stock at its book or par value, whichever is less, as determined by the board of directors of the cooperative; or (b) to require the transfer of any such stock at such book or par value, to any person eligible to hold it.”

Section 3. VOTING RIGHTS. Each eligible holder of common stock, who is other than a natural person, shall designate a representative to cast its shareholder vote in the affairs of the cooperative. No individual shall be eligible to cast more than one shareholder vote at any shareholder meeting of the cooperative, whether acting in the shareholder’s individual shareholder capacity, in a fiduciary capacity for another shareholder, or as a representative of a shareholder other than a natural person.

ARTICLE XVII

SHAREHOLDERS

QUALIFICATIONS. Stock ownership in this cooperative shall be limited to producers (a) who reside within 30 miles of a Minn-Dak Farmers Cooperative piler; (b) who patronize the cooperative in accordance with uniform terms and conditions prescribed by it, and (c) who have been approved by the board of directors. “Shareholder-Producer” shall mean and include persons (natural or corporate) actively engaged in the production of sugarbeets, or other agricultural products, within 30 miles of a Minn-Dak Farmers Cooperative piler including tenants of land used for the production of any such products. It shall also mean owners of such land within 30 miles of a Minn-Dak Farmers Cooperative piler who receive as rent therefore part of any such products of such land, and cooperative associations (corporate or otherwise) of such shareholder-producers. “Patron” shall mean and include shareholders and growers who patronize the cooperative in accordance with uniform terms and conditions prescribed by the Cooperative.

ARTICLE XVIII

AMENDMENTS

AMENDMENTS TO BY-LAWS. The bylaws of the cooperative may be altered, amended, rescinded or added to by the vote of majority of the shareholders present at a special meeting convened for such purpose or at a regular meeting, but the notice of the special or regular meeting must set forth fully and clearly the proposed alteration, amendment, rescission or addition.

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ARTICLE XIX

LOSSES

To the extent that there is a loss resulting from the business operations of the cooperative in any one year, the cooperative shall act in such a manner as to first recoup the loss from those patrons who were patrons in the year in which the loss occurred. This section shall not be administered in such a way as to preclude the cooperative from availing itself of the right to carry back or carry forward net operating losses to past or future years.

ARTICLE XX

DIVISION OF PROFITS

That the proceeds of sales, less necessary expenses, shall be allocated or distributed to the patrons on the basis of either the quantity or value of the products furnished by them. The cooperative shall allocate or distribute its profits from marketing and purchasing among its patrons on the basis of either the quantity or the value of the products furnished or purchased by them.

ARTICLE XXI

PATRONAGE DISTRIBUTIONS

Section 1. NET INCOME. The net income of this cooperative determined in accordance with generally accepted accounting principles consistently applied, shall be distributed annually on the basis of quantity or value of products furnished, in cash or in the form of credits in a patronage credit account set up on the books of the cooperative. Distribution of patronage shall be made as soon as practicable after the close of each fiscal year and written notice thereof shall be sent to each patron showing the total amount of distribution made to the patron and the manner of such distribution setting forth the amount distributed in cash and in credits.

Section 2. CASH AND PATRONAGE DISTRIBUTION. The cooperative may distribute to its patrons, in cash, a percentage of the patronage dividends to which each individual patron is entitled, with such percentage to be determined by action of the board of directors. The board of directors shall have the power to determine whether a patronage credit will be “qualified written notice of allocation” or a “non-qualified written notice of allocation”.

Section 3. CONSENT BYLAW. Each patron of this cooperative shall, by the act of continuing as a patron , and by that act alone, consents that the amount of any distribution with respect to the patronage of this cooperative which are made in written notices of allocations (as defined in 26 U.S.C. 1388, Internal Revenue Code) and which are received by the patron from the cooperative, will be taken into account by the patron at the stated dollar amount in the manner provided in 26 U.S.C. 1385 in the taxable year in which such written notices of allocation are received by the patron .

Section 4. RETIREMENT OF PATRONAGE CREDITS. Whenever in the discretion of the board of directors, the capital represented by patronage credits is found to be in excess of the amount needed for the operation of the business, such excess may be distributed in cash; and when paid in cash, it shall be the policy to pay the oldest outstanding patronage credits first. At the discretion of the board of directors, a patron’s credits may be paid in cash in other than the regular order when such credits are carried on the books of the cooperative in the name of a deceased person, or when earlier payments of individual amounts will facilitate the cooperative’s records, aims, purposes and good will. Patronage credits shall be redeemed only when such redemption is not in violation of any loan agreements entered into by the cooperative.

Section 5. TRANSFER OF CREDITS. Patronage credits shall not be transferred except with the approval and consent of the board of directors.

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ARTICLE XXII

UNIT RETAINS

Section 1. UNIT RETAIN. The cooperative may require investment in its capital in addition to the investments from retained patronage. These investments shall be direct capital investments from a retain on a per unit basis of the products purchased from its patrons. The unit retention, if required, shall be made on all products delivered, in the same amount per unit and shall at no time become a part of net income available for patronage. Each patron, by continuing to be such, agrees to invest in capital of this cooperative as prescribed in this article. Such investments shall be accounted for separately in a unit retention account set up on the books of the cooperative.

Section 2. INCOME TAX TREATMENT. The board of directors shall have the power to determine whether such unit retain shall be a “qualified per unit retain” or a “non-qualified per unit retain”. In the event that the board of directors determine that such unit retains are to be a “qualified per unit retain”, such patron of this cooperative by the act of continuing as a patron and by that act alone agrees that the amount of any unit retain charged to such patron as provided in this article will be taken into account by such patron at its stated dollar amount in the manner provided in 27 U.S.C. 1385 and will be reported by such patron in such patron’s income tax returns for the taxable year in which written notice of such retention is received by such patron . The purpose of this consent by-laws is to make such unit retain a “qualified per unit retain” within the meaning of the United States Internal Revenue Code.

Section 3. RETIREMENT OF UNIT RETENTION CAPITAL. Whenever in the discretion of the board of directors the capital represented by the unit retention capital investment is found to be in excess of the amount needed for the operation of the business and the service of its debts, then it shall distribute such excess in cash, and when paid in cash it shall be the policy to pay the oldest outstanding unit retention capital investment first. At the discretion of the board of directors, unit retention capital investment may be paid in cash in other than the regular order when such credits are carried on the books of the cooperative in the name of a deceased person, or when earlier payment of other individual amounts will facilitate the cooperative’s records, aims, purposes and good will. Unit retention capital investments shall be redeemed only when such redemption is not in violation of any loan agreements entered into by the cooperative.

Section 4. TRANSFER OF RETENTION CAPITAL. Unit retention capital investments shall not be transferred except with the approval and consent of the board of directors.

Section 5. UNIT RETAINS PAID IN MONEY. The cooperative shall pay a price per pound of extractable sugar and bonus sugar to the patron for beets delivered and accepted by the cooperative in the form of a unit retain paid in money, previously referred to as the “Grower Payment”. This unit retain paid in money shall be paid to a patron with respect to products marketed for the patron , the amount of which is fixed without reference to the net earnings of the cooperative pursuant to an agreement between the cooperative and the patron .

ARTICLE XXIII

NON-PATRONAGE INCOME

All amounts received by the cooperative from non-patronage sources, in excess of costs and expenses related to such non-patronage sources or net income derived from business done by persons who are not common shareholders or patrons , net of taxes thereon, shall become property of the cooperative.

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ARTICLE XXIV

INDEMNIFICATION OF DIRECTOR OR OFFICER

Section 1. INDEMNIFICATION OF DIRECTOR OR OFFICER. The cooperative shall indemnify every Director or Officer, their heirs, executors and administrators, against expenses reasonably incurred by him or her in connection with any action, suit or proceedings to which he or she may be made a party by reason of his or her being or having been a Director or Officer of the cooperative, indemnification shall be provided only in connection with such matters covered by the settlement as to which the cooperative is advised by council that the person to be indemnified did not commit such a breach of duty.

ARTICLE XXV

TRANSFER OR SALE OF SHAREHOLDER EQUITY OR STOCK

Section 1. From and after December 4, 2012 the sale of a shareholder’s stock in the cooperative shall be without the transfer of the shareholder’s accumulated patronage credits and unit retention capital. It is the declared policy of the cooperative that after such a sale the purchaser must assume any and all obligations of the seller to the cooperative in relation to the stock purchased.

ARTICLE XXVI

SUGAR BEET SEED

All sugar beet seed to be planted by the patrons must be purchased by the patrons from the Cooperative.

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